April 24, 2006	Contact: Steve Taylor
Press Release 06-6	(509) 892-5287

HuntMountain Resources Increases Cash Position through Warrant Exercise

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB: HNTM) announced today that the Company received over $1,000,000 cash from the exercise of warrants held by the Hunt Family Limited Partnership (HFLP).  The warrants were part of HFLP’s March 2005 stock purchase agreement with Metaline Mining and Leasing Company which subsequently merged with HuntMountain Resources.  The proceeds from the transaction will be used to fund exploration operations on the Company’s prospective precious metal properties in Nevada, Argentina, and Quebec and to acquire additional projects that meet criteria consistent with its corporate strategy.

“HuntMountain Resources has experienced an exciting inaugural year in precious metal exploration,” said President and Chairman Tim Hunt, who is also the general partner of HFLP. “We have formed an experienced, professional management team and acquired a diversified portfolio of gold and silver projects in highly prospective regions of North and South America.

“The Hunt Family Limited Partnership is very pleased with the progress the Company has made and is looking forward to the results of our ongoing exploration programs at the Dun Glen Gold Project in Nevada and our Santa Cruz properties in Argentina.  The demand for precious metals remains strong, and we are confident this additional significant investment will contribute considerably to the continued success of HuntMountain Resources.”

Exploration activities, including detailed geological mapping, geochemical sampling, and drill target delineation, are currently underway at the Dun Glen Gold Project in Pershing County, Nevada, and the El Gateado, El Overo, and El Alazan properties in Santa Cruz, Argentina.  Initial drilling is intended to occur at these properties in the 3rd and 4th quarters of 2006.

In accordance with the provisions of the private placement agreement entered into on March 23, 2005, the Hunt Family Limited Partnership exercised 15,444,132 warrants for the same number of common stock shares of HuntMountain Resources.  The transaction proceeds totaled $1,003,869.  Additional information regarding the private placement and warrant exercise is contained in the Company’s public filings with the Securities and Exchange Commission at www.sec.gov.

HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.  The Company currently holds properties in Nevada, Quebec, and Santa Cruz Province, Argentina.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287

staylor@huntmountain.com

www.huntmountain.com

06-6